Exhibit 10.7
ChromaDex Corporation
July 8, 2021
Lisa Hatton Harrington
Newport Coast, CA 92657
Re:     Transition and Separation Agreement
Dear Lisa:
This letter sets forth the substance of the transition and separation agreement (the “Agreement”) that ChromaDex Corporation (the “Company”) is offering to you to aid in your employment transition.
1.Separation. Your last day of work with the Company and your employment separation date (the “Separation Date”) will be August 2, 2021, unless your employment terminates sooner pursuant to Section 3(c) below. If termination of employment occurs earlier, the actual date of termination shall become the Separation Date for purposes of this Agreement.
2.Accrued Wages. On the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment by law. Since the Company has a nonaccrual PTO policy, you do not have any accrued vacation or other paid time off and thus will not be paid out for any accrued vacation or other paid time off.
3.Transition Period.
a.Duties. Between now and the Separation Date (the “Transition Period”),
you will remain in your current role and will focus on transitioning out of all of your current work assignments and projects. You will be allowed a reasonable amount of time to pursue outside professional opportunities and to conduct job search efforts, subject to your satisfying and performing all transition and other tasks as requested of you by the Company’s Chief Executive Officer. It is understood that you will be on vacation from July 16, 2021 through July 25, 2021 and that you will be out for a medical procedure from July 28, 2021 through July 30, 2021. You may perform your Transition Period duties remotely from your home during the Transition Period or may come into the Company office, as requested or approved by the Company’s Chief Executive Officer (the “CEO”). You agree to perform your Transition Period services in good faith and to the best of your abilities. During the Transition Period, you must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company, including, without limitation, your obligations under your Employee Confidential Information and Invention Assignment Agreement (a copy of which is attached hereto as Exhibit A), which you acknowledge and agree are contractual commitments that remain binding upon you, both during and after the Transition Period.
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b.Compensation/Benefits. During the Transition Period, your base salary will remain the same, and you will continue to be eligible for the Company’s standard benefits, subject to the terms and conditions applicable to such plans and programs. During the Transition Period, your Company stock options will continue to vest under the existing terms and conditions set forth in the governing plan documents and option agreement.
c.Termination. Nothing in this Agreement alters your employment at-will status. Accordingly, during the Transition Period you may resign your employment with or without advance notice and for any reason, and the Company may terminate your employment with or without advance notice and with or without Cause (as defined in that certain Executive Employment Agreement between you and the Company dated as of November 13, 2020 (the “Prior Agreement”). If, prior to August 2, 2021, the Company terminates your employment without Cause or you resign from your employment, either with or without Good Reason (as defined in the Prior Agreement), then you will remain eligible for the Severance Benefits (as defined below), provided that you have satisfied the Severance Preconditions (as set forth below). If prior to August 2, 2021, the Company terminates your employment with Cause, or your employment terminates due to your death or Disability (as defined in the Prior Agreement) then you will no longer be eligible for participation in any Company benefit plans, and you will not be entitled to the Severance Benefits.
4.Severance Benefits. If you timely sign this Agreement, allow it to become effective, comply with your obligations under this Agreement (including without limitation satisfactorily transitioning your duties during the Transition Period, and, on or after the Separation Date, timely sign and return the Separation Date Release attached hereto as Exhibit B, and allow it to become effective (collectively, the “Severance Preconditions”), then the Company will provide you with the following severance benefits (the “Severance Benefits”):
a.Severance Payment. The Company will pay you, as severance, your base salary in effect as of the Separation Date for the period beginning on the Separation Date until August 2, 2022 (the “Severance Payment”). The Severance Payment will be paid to you, subject to standard payroll deductions and withholdings, in equal installments on the Company’s regular payroll schedule beginning after the Effective Date of the Separation Date Release.
b.Pro-Rata Bonus. You will be eligible to receive a pro rata Performance Bonus (as defined in the Prior Agreement) based upon the number of months you were employed in fiscal year 2021 and the achievement of Company and individual performance goals for such year, as determined by the Company’s Board of Directors, the Compensation Committee thereof or the CEO, in their sole discretion (the “Pro Rata Bonus”). The Pro Rata Bonus, if any, will be paid, subject to standard payroll deductions and withholdings, on the date when such other bonuses are paid to similarly situated executives for the fiscal year, provided that this Agreement and the Separation Date Release have both become effective by their terms.
c.Health Insurance; COBRA. Your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. As an additional severance benefit under this Agreement, provided that you satisfy the Severance
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Preconditions set forth above and timely elect continued coverage under COBRA, or state continuation coverage (as applicable), under the Company’s group health plans following such termination, the Company will pay your COBRA premiums to continue your coverage (including coverage for your eligible dependents, if applicable) (“COBRA Premiums”) through the period starting on the first of the month immediately following the Separation Date and ending twelve (12) months after the Separation Date (the “COBRA Premium Period”); provided, however, that the Company’s provision of such COBRA Premium benefits will immediately cease if during the COBRA Premium Period you become eligible for group health insurance coverage through a new employer or you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you agree to immediately notify the Company of such event. Nothing in this Agreement shall deprive you of your rights under COBRA (including the right to a COBRA premium subsidy under the American Rescue Plan Act of 2021, if applicable) or ERISA for benefits under plans and policies arising under your employment by the Company.
d.Stock Options; Equity Acceleration. Under the terms of your stock option agreement and the applicable plan documents, vesting of your stock options will cease as of the Separation Date. Your right to exercise any vested shares, and all other rights and obligations with respect to your stock options(s), will be as set forth in your stock option agreement, grant notice and applicable plan documents. Notwithstanding anything to the contrary set forth in the Company’s equity incentive plan, any prior equity incentive plans or any grant or award agreement, any Company equity awards granted to you that vest solely subject to your continued services with the Company shall accelerate vesting on the Separation Date in accordance with their applicable vesting schedules as if you had provided an additional twelve (12) months of continued services as of the Separation Date (“Equity Acceleration Benefit”). With the exception of the Equity Acceleration Benefit, vesting of your equity awards will cease on the Separation Date and your unvested equity awards shall terminate. In addition, you shall have two (2) years following the Separation Date to exercise any vested options or stock appreciation rights, but no later than ten (10) years from the date of grant or the date when the options or stock appreciation rights would otherwise terminate under the Company’s equity incentive plan other than as a result of termination of employment.
5.No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested options. You further acknowledge and agree that the Severance Benefits provided to you in this Agreement satisfy any and all obligations of the Company and its respective affiliated, related, parent and subsidiary entities to provide you with severance benefits or similar amounts in connection with your termination of employment, and that this Agreement hereby supersedes and extinguishes any severance benefits you are or could be eligible to receive under any agreement, plan, or policy, including without limitation, under the Prior Agreement.
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6.Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
7.Return of Company Property. Within five (5) days after the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely compliance with this paragraph is a condition to your receipt of the Severance Benefits provided under this Agreement.
8.Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; and (b) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee or independent contractor.
9.Mutual Non-Disparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any question, inquiry, or request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation or under other applicable law or regulation, nor prevent you from disclosing information about unlawful acts in the workplace, including, but not limited to, sexual harassment. The Company agrees to instruct its current executive officers and members of the
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Company’s Board of Directors (the “Non-Disparagement Parties”) not to disparage you in any manner likely to be harmful to your business reputation or personal reputation; provided that the Non-Disparagement Parties may respond accurately and fully to any question, inquiry or request for information when required or permitted by legal process. You understand that the obligations under this Section extend only to the Company’s current executive officers, members of its Board of Directors and only for so long as they are employees or Directors of the Company.
10.No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the Protected Activities section below) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
11.Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.
12.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
13.Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as
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amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), the California Family Rights Act, and the Age Discrimination in Employment Act (“ADEA”). Notwithstanding the foregoing, you are not releasing the Company hereby from any rights you have under this Agreement or any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance. Also, excluded from this Agreement are any claims that cannot be waived by law, including without limitation claims under the California Fair Employment and Housing Act, to the extent such claims are not waivable as a matter of law with this release.
14.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twentyone (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).
15.Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.
16.Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your
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right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.
17.Representations. You hereby represent that you have been paid all compensation owed and for all hours worked through the date you sign this Agreement, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
18.Miscellaneous. This Agreement, including its Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.
If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

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We wish you the best in your future endeavors.
Sincerely,
By: /s/ Robert Fried
Robert Fried
Chief Executive Officer
I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

By: /s/ Lisa Harrington
Lisa Hatton Harrington
Date: July 8, 2021
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